Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

AngloGold Ashanti Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	AngloGold Ashanti Limited Ordinary Shares, par value R0.25 per share(1)	457(c) and 457(h)	15,000,000(2)	$19.42(3)	$291,300,000(3)	0.00011020	$32,102
	Total Offering Amounts					$291,300,000(3)		$32,102
	Total Fee Offsets							--
	Net Fee Due							$32,102

(1)
The ordinary shares, par value R0.25 per share (the “Ordinary Shares”), of AngloGold Ashanti Limited (the “Registrant”) may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which currently represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-133049 and File No. 333-159248).

(2)
This registration statement covers 15,000,000 Ordinary Shares which may be offered or sold under the 2018 Deferred Share Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such number of additional shares that may become available pursuant to the Plan in the event of any stock split, stock dividend or similar transaction.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act based on the average of the high and low prices of the Registrant’s ordinary shares on the Johannesburg Stock Exchange on March 16, 2023 of R357.37 per ordinary share translated into US dollars at the rate published by Bloomberg as of 5:00 p.m. Eastern Time on March 16, 2023 of R18.3990 per $1.00.